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                                                                     Exhibit 2.3

         THIS SECOND AMENDMENT (the "Second Amendment") is made and entered into as of June 2, 1997 by and among Vendell Healthcare, Inc., a Delaware corporation ("Vendell"), certain subsidiaries of Vendell (the "Vendell Subsidiaries") and Children's Comprehensive Services, Inc., a Tennessee corporation ("CCS"). Capitalized terms used in this Agreement without definition shall have the respective meanings given to them in the Asset Purchase Agreement dated as of February 27, 1997, as amended by an Amendment, dated as of March 24, 1997 (as so amended, the "Asset Purchase Agreement") among CCS, Vendell and the Vendell Subsidiaries.

                                    RECITALS

         WHEREAS, the parties hereto are parties to that certain Asset Purchase Agreement; and

         WHEREAS, the parties wish to make certain amendments to the Asset Purchase Agreement, in order to set forth their understandings and agreements with respect to (i) the sale of Red River Hospital, (ii) the post-closing contingency for a shutdown of the facility operated by Rivendell of Utah, Inc.
(iii) the allocation of costs with respect to a construction contract dated March 7, 1997 among Vendell, Clark Construction Company and Bernath-Coakley Associates, Inc., (iv) the assumption of certain additional Contracts by Buyer and the exclusion of certain other Contracts, (v) the purchase of accounts receivable and assumption of accounts payable relating to Rivendell Wichita Falls, Inc., (vi) the removal of an unlicensed underground storage tank at the facility operated by Rivendell Houston Psychiatric Center, Inc., (vii) the reduction of the Purchase Price by $75,000 with respect to the $100,000 payment to be made by CCS to the Michigan Department of Community Health, and (viii) the reduction of the Purchase Price by $75,000 with respect to the $100,000 payment to be made by CCS to the Montana Department of Public Health and Human Services and to make amendments ancillary thereto, and other miscellaneous amendments.

         NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE 1. PROVISIONS AND AMENDMENTS RELATING TO PURCHASE PRICE AND PURCHASE PRICE ADJUSTMENTS.

         1.1 The Purchase Price shall be adjusted as follows: (a) the Cash Purchase Price and the portion of the Purchase Price payable in stock shall be adjusted, on a pro rata basis, on account of the occurrence of the sale of the Marketed Hospital resulting in a reduction in the Purchase Price in the amount of $1,000,000, (b) the Purchase Price shall be reduced in the amount of $75,000 (which shall be a reduction in the Cash Purchase Price) to reflect the understanding of the parties relating to the settlement of a claim by the Michigan Department of Community Health, and (c) the Purchase Price shall be reduced in the amount of $75,000 (which shall be a reduction in the Cash Purchase Price) to reflect the understanding of the parties relating to the settlement of a claim by the Montana Department of Public Health and Human Services. In addition, a portion of the Cash Purchase Price shall be deposited in escrow (i) to provide for the contingency of a



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shutdown of the facility operated by Rivendell of Utah, Inc. and (ii) as required by Section 7.20 of the Asset Purchase Agreement, in addition to the Escrow Amount currently required to be deposited by the Asset Purchase Agreement prior to this amendment. Accordingly,

         1.1.1 The Asset Purchase Agreement is amended by deleting Section 3.1 in its entirety, and inserting in its place the following:

               "3.1 Purchase Price. Subject to adjustment as set forth in this
          Article 3, the aggregate consideration for the Assets payable to Vendell and the Vendell Subsidiaries shall consist of the following:

                    (a) $11,250,000 (the "Cash Purchase Price"), (i) $7,341,910
               of which will be subject to adjustment as set forth in Sections 3.2, and 3.3 and payable to Vendell and the Vendell Subsidiaries (or as directed by Vendell and the Vendell Subsidiaries) at the Closing by means of federal funds wire or interbank transfer in immediately available funds, (ii) $650,000 (the "Escrow Amount") of which will be deposited in an escrow account maintained by SunTrust Bank, N.A., Nashville, or such other Nashville, Tennessee financial institution as the parties may mutually agree upon, as escrow agent (the "Escrow Agent"), which Escrow Amount shall be held for six months following the Closing Date pursuant to the terms of an Escrow Agreement (the "Escrow Agreement") substantially in the form of Exhibit 3.1(a)(ii) attached hereto,
               (iii) $400,000 of which will be deposited in an escrow account (the "Utah Escrow") maintained by SunTrust Bank, N.A., Nashville, or such other Nashville, Tennessee financial institution as the parties may mutually agree upon, as escrow agent (the "Utah Escrow Agent"), pursuant to the Escrow Agreement dated as of June 2, 1997 among CCS, Rivendell of Utah, Inc. and the Utah Escrow Agent substantially in the form of Exhibit 3.1(a)(iii) attached hereto (the "Utah Escrow Agreement"), and (iv) $2,858,090 of which will be deposited in the escrow account established pursuant to Section 7.20, maintained by SunTrust Bank, N.A., Nashville, or such other Nashville, Tennessee financial institution as the parties may mutually agree upon, as escrow agent (the "Due To Escrow") substantially in the form of Exhibit 3.1(a)(iv) attached hereto;

                    (b) $7,600,000 in shares of CCS Common Stock, determined
               pursuant to Section 3.4, and which shares will, at Closing, be distributed to Vendell, and then distributed by Vendell to the Holders of Allowed Class 3 Claims (which include the Noteholders), as such phrase is defined in the Plan of Reorganization (which include the Noteholders) in accordance with the Plan of Reorganization; and



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                    (c) the assumption by Buyer of the Assumed Liabilities."

         1.1.2 Section 3.4 of the Asset Purchase Agreement is amended by deleting the words contained in clause (a) thereof and inserting in their place "$7,600,000, divided by."

         1.2 The Asset Purchase Agreement is amended by deleting Section 3.2 in its entirety and inserting in its place the following:

             "3.2 Cash Purchase Price Adjustments. The Cash Purchase Price will be increased or decreased, as applicable, in accordance with, at the times, and in the manner set forth in Section 3.3, as follows:

                    (a) If the aggregate amount of the Current Liabilities
               exceeds the aggregate amount of the Current Assets as of 12:01 a.m. on the day after Closing Date (the "Adjustment Time"), the Cash Purchase Price shall be decreased by an amount equal to that excess.

                    (b) If the aggregate amount of the Current Assets exceeds
               the aggregate amount of the Current Liabilities as of the Adjustment Time, the Cash Purchase Price shall be increased by an amount equal to that excess.

                    (c) The Cash Purchase Price shall be increased by the amount paid by Seller in excess of $200,000 (the "Rivendell-Michigan Excess Amount") under the construction contract dated March 7, 1997 among Vendell, Clark Construction Company and Bernath-Coakley Associates, Inc. (the "Michigan Construction Contract") as of the Adjustment Time.

               As used in this Agreement, "Current Assets" means the Sellers' Receivables and Rights to Government Proceeds (net of allowances for uncollectibility), Prepaid Expenses, and other current assets included within the Assets of each Seller determined in accordance with GAAP consistently applied; provided, however, that, for purposes of this
          Article 3, Current Assets shall not include cash or cash equivalents or any other assets that constitute Excluded Assets. "Current Liabilities" means current liabilities of each Seller determined in accordance with GAAP consistently applied (including, without limitation, appropriate accruals for vacation pay, sick pay, paid time off and unpaid health insurance claims); provided, however, that no
          (i) amounts payable with respect to the Senior Notes; (ii) amounts due or payable to third party payors (whether private insurers, private pay patients, governmental payors including Medicare and Medicaid or other third party payors) including cost report reimbursements or settlements, repayments, fines or otherwise; (iii) professional fees or expenses relating to or arising out of Vendell's bankruptcy filing or administration; (iv) accrued expenses associated with the sale of the Marketed Hospital and related facilities; (v) reserves for malpractice


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          or other tort liabilities; (vi) deferred revenue amounts; (vii) income taxes payable; (viii) bonus and severance accruals; and (ix) fines and settlements with governmental agencies shall be considered to be Current Liabilities or Assumed Liabilities for any purposes under this Agreement; and provided further, that Assumed Liabilities under the Michigan Construction Contract shall not be considered to be Current Liabilities under this Agreement.

               It is expressly agreed and understood that the $100,000 threshold amount and the $650,000 maximum amount set forth in Section 7.17(e) shall in no way limit the adjustments to the Cash Purchase Price or the liability therefor calculated as provided in this Article 3. Buyer agrees that it will not make an indemnification claim pursuant to
          Section 7.17 for adjustments pursuant to the Cash Purchase Price pursuant to this Section 3.2."

         1.3 Section 3.3 of the Asset Purchase Agreement is amended by deleting clause (a) thereof in its entirety and inserting in its place the following:

                    "(a) At least three Business Days prior to the Closing Date,
               Vendell will deliver to Buyer a report (the "Preliminary Adjustments Report"), prepared by Vendell in good faith and on a reasonable basis, setting forth in reasonable detail a pro forma determination as of the Adjustment Time of the Current Assets, the Current Liabilities and the Michigan-Rivendell Excess Amount and the corresponding adjustments to the Cash Purchase Price pursuant to Section 3.2. The compliance of the Preliminary Adjustments Report with the provisions of the first sentence of this Section 3.3(a) shall be certified by an authorized officer of Vendell as of the date it is delivered. Based on the Preliminary Adjustments Report, the Cash Purchase Price will be adjusted on the Closing Date in accordance with the provisions of
               Section 3.2."

         1.4 The Asset Purchase Agreement is amended by deleting Section 3.6(a)(iii) in its entirety and inserting in its place the following:

                    "(iii) Current Liabilities, to the extent included in or
               reserved against in the Final Adjustment Report pursuant to
               Section 3.3 hereof; and

                    (iv) all obligations under the Michigan Construction
               Contract."

ARTICLE 2.    PROVISIONS AND AMENDMENTS RELATING TO RIVENDELL OF UTAH, INC.

         2.1 The parties hereto acknowledge that the Marketed Hospital operated by Rivendell of Utah, Inc. will not be shut down prior to the Closing Date. Vendell has agreed to provide the Utah Escrow at the Closing in an amount equal to $400,000. On or before December 2, 1997,



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CCS shall be entitled to give a notice to Rivendell of Utah, Inc. that it intends to cease operation at and shut down its facilities at and related to the Hospital located in West Jordan, Utah, and receive said $400,000, all as provided in the Utah Escrow Agreement. In such event, the Hospital shall cease operation and be shut down within 180 days after such notice is given. Accordingly,

         2.1.1 The Asset Purchase Agreement is amended by deleting Section 1.51 in its entirety and inserting in its place the following:

               "1.51. 'Marketed Hospital' shall mean the Hospital located in Wichita Falls, Texas."

         2.1.2 Section 3.6(b) of the Asset Purchase Agreement is amended by deleting therefrom clause (viii), and inserting in its place, "(viii) any Liabilities of or associated with the Marketed Hospital."

         2.1.3 Section 7.18 of the Asset Purchase Agreement is amended by deleting the first sentence thereof and inserting in its place the following:

               "At the Closing, CCS covenants that it will hire all employees of Vendell and the Vendell Subsidiaries who are engaged in the Business other than employees of the Marketed Hospital; provided, however, that such covenant shall not include any obligation to retain such employees for any period of time or to compensate such employees at any level."

         2.1.4 Section 9.2(e) of the Asset Purchase Agreement is amended by deleting therefrom the following parenthetical: "(except the facility in Utah)."

         2.1.5 The Asset Purchase Agreement is amended by deleting Section 9.2(g) in its entirety.

         2.1.6 The Asset Purchase Agreement is amended (i) by deleting all references therein to the phrase "Marketed Hospitals" and inserting in its place the phrase "Marketed Hospital," and (ii) by deleting all references therein to the phrase "one or more Marketed Hospitals" and inserting in its place the phrase "the Marketed Hospital."

ARTICLE 3. PROVISIONS AND AMENDMENTS RELATING TO RIVENDELL OF MICHIGAN, INC., RIVENDELL OF ARKANSAS, INC. AND RIVENDELL OF MONTANA, INC.

         3.1 The parties hereto acknowledge and agree that Buyer will assume certain previously Excluded Assets relating to Rivendell-Michigan, Rivendell of Arkansas, Inc. and Rivendell-Montana. Accordingly,

         3.1.1 Section 2.2 of the Asset Purchase Agreement is amended by deleting therefrom clause (j), and inserting in its place, "(j) all Medicare, Medicaid, CHAMPUS, FEHBA and



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RRRB provider agreements and provider numbers, except for Medicare provider agreements and provider numbers relating to Rivendell-Michigan (Medicare Provider Agreement No.23-4031); Rivendell of Arkansas, Inc. (Medicare Provider Agreement No. 04-4007) and Rivendell of Montana, Inc. (Medicare Provider Agreement No. 27-4005.

         3.1.2 Section 2.3(a) of the Asset Purchase Agreement is amended by adding thereto clauses (iii) and (iv) as follows:

                    "(iii) Buyer shall pay the Michigan Department of Community
               Health the amount of $100,000, in full and final satisfaction of any and all claims said Department or any other department or agency of the State of Michigan could or may assert against Buyer as a result of the transactions contemplated by this Agreement or otherwise; and

                    (iv) Buyer shall pay the Montana Department of Public Health and Human Services the amount of $100,000, in full and final satisfaction of any and all claims said Department or any other department or agency of the State of Montana could or may assert against Buyer as a result of the transactions contemplated by this Agreement or otherwise."

         3.1.3 The Asset Purchase Agreement is amended by the addition thereto of a new Section 9.2(k) as follows:

                    "(k) Buyer shall have received a certificate of Seller
               executed by the Controller and the Chief Executive Officer of Vendell to the effect that (i) Rivendell-Michigan net revenues attributable to Medicare for the fiscal years ending 1992-1996 did not, in the aggregate, exceed $70,000, (ii) Rivendell of Arkansas, Inc. net revenues attributable to Medicare for the fiscal years ending 1992-1996 did not, in the aggregate, exceed $50,000, and (iii) Rivendell-Montana net revenues attributable to Medicare for the fiscal years ending 1992-1996 did not, in the aggregate, exceed $135,000."

         3.1.4 Section 3.6(b) of the Asset Purchase Agreement is amended by deleting therefrom the penultimate sentence and inserting in its place, "Buyer will accept no assignment of any Medicare, Medicaid, CHAMPUS, FEHBA or RRRB provider agreements or provider numbers except for Medicare provider agreements and provider numbers relating to Rivendell-Michigan (Medicare Provider Agreement No.23-4031), Rivendell of Arkansas, Inc. (Medicare Provider Agreement No. 04-4007) and Rivendell-Montana (Medicare Provider Agreement No. 27-4005."



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ARTICLE 4.   PROVISIONS AND AMENDMENTS RELATING TO RIVENDELL WICHITA FALLS, INC.
             AND RIVENDELL OF UTAH, INC.

         4.1 In accordance with Section 3.7 of the Asset Purchase Agreement (prior to amendment by this Second Amendment), the Marketed Hospital located in Wichita Falls, Texas, has been sold. Additionally, the parties have agreed the Marketed Hospital operated by Rivendell of Utah, Inc. will not be shut down prior to the Closing Date. The parties agree that notwithstanding anything to the contrary contained in the Asset Purchase Agreement, Buyer is not purchasing any of the Assets (other than the Current Assets) nor assuming any Liabilities of Rivendell Wichita Falls Psychiatric Center, Inc. or the Red River Hospital. Without limiting the generality of the foregoing,

         4.1.1 Section 2.2 is amended by adding to the end thereof the following:

                    "(e) All rights, assets and properties of any nature
               whatsoever owned by or otherwise primarily associated with Rivendell Wichita Falls Psychiatric Center, Inc. or the Marketed Hospital, except their Current Assets."

         4.1.2 The Asset Purchase Agreement is amended by deleting Section 3.7 in its entirety.

         4.1.3 The Asset Purchase Agreement is amended by deleting Section 4.11 thereof in its entirety and inserting in lieu thereof the following:

         "4.11 Receivables

                    (a) The Receivables (including the Right to Government
               Proceeds) as reflected in the June 30, 1996 Balance Sheet (net of reserves reflected in such balance sheet) and the Receivables (including the Right to Government Proceeds) arising in the ordinary course of business since the date thereof, to the extent uncollected on the date hereof, and the Receivables from Affiliates reflected on the books of Vendell and the Vendell Subsidiaries on the date hereof, are validly existing and represent monies due for goods sold and delivered or services performed. To Seller's knowledge, except as set forth on Schedule 4.11, there are no refunds, discounts, or other adjustments payable with respect to such Receivables (including the Right to Government Proceeds), and there are no defenses, written notices of set-off, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any of the foregoing.




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                    (b) Notwithstanding anything in Section 4.11(a) to the
               contrary, Receivables included in the Assets associated with the Red River Hospital shall be collectible within six (6) months of the Closing to the full extent of $883,769. Buyer agrees to use commercially reasonable efforts to collect the Receivables referred to in Section 4.11(b) following the Closing and shall provide Seller with monthly reports with respect to its collection efforts."

         4.1.4 The Asset Purchase Agreement is amended by deleting Section 7.17(e) in its entirety, and inserting in its place the following:

                    "(e) Until all Buyer Indemnified Parties have incurred
               losses aggregating $100,000, no amounts shall be paid to the Buyer Indemnified Party seeking indemnification from the Escrow Fund or otherwise. In the event such losses exceed $100,000 in the aggregate, the Buyer Indemnified Parties shall be entitled to payment from the Escrow Fund for all losses suffered which exceed $100,000, but shall not be authorized to otherwise seek monetary recourse from Vendell or the Vendell Subsidiaries. The aggregate monetary Damages of Vendell and the Vendell Subsidiaries to Buyer Indemnified Parties hereunder shall not exceed $650,000. With respect to the breach of the representation and warranty contained in Section 4.11(b), the $100,000 threshold set forth above in this Section 7.17(e) shall not apply and the maximum amount which may be recovered for the breach of such representation and warranty shall be $150,000. In the event a claim is made by a Buyer Indemnified Party with respect to the representation and warranty contained in Section 4.11(b), Buyer shall transfer to Seller all then uncollected Receivables referred to in Section 4.11(b). With respect to all monetary Damages of Buyer Indemnified Parties other than for breach of the representation and warranty contained in Section 4.11(b), the maximum amount which may be recovered is $500,000. Monetary Damages of Buyer Indemnified Parties for breach of the representation and warranty contained in Section 4.11(e) shall not be included in calculating such $500,000 maximum amount.

         4.1.5 Substantially all the tangible assets of the Marketed Hospital were sold to Wichita Falls Behavioral Health, L.P. ("Wichita Falls Buyer") on May 9, 1997. As an accommodation to Rivendell Wichita Falls Psychiatric Center, Inc., and pursuant to the terms of Section 7.22, the Asset Purchase Agreement is amended by the addition thereto of a new Section 7.22 as follows:



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                  "7.22. Collections of Post-Closing Accounts Receivable at
         Marketed Hospital.

                           (a) CCS agrees with Rivendell Wichita Falls
                  Psychiatric Center, Inc. that following the Closing Date, it will act as agent of Rivendell Wichita Falls Psychiatric Center, Inc. in the collection of receivables of the Marketed Hospital for services performed after the Closing Date, all of which remain as assets of Rivendell Wichita Falls Psychiatric Center, Inc. (the "Marketed Hospital Receivables"), and the payment of the accounts payable of the Marketed Hospital incurred after the Closing Date ("Marketed Hospital Accounts Payable"). The obligations of CCS pursuant to this Section
                  7.22 shall be limited to the administrative aspects of billing for, submitting claims with respect to, receiving and accounting for payments with respect to the Marketed Hospital Receivables and payment of and accounting for Marketed Hospital Accounts Payable, in the manner specified in this
                  Section 7.22, and Rivendell Wichita Falls Psychiatric Center, Inc. grants to CCS all authorizations necessary for CCS to render such services. CCS' obligations under this Section 7.22 shall end on December 31, 1997. At the end of the aforesaid period, CCS shall turn over to Rivendell Wichita Falls Psychiatric Center, Inc. any uncollected Marketed Hospital Receivables and unpaid Marketed Hospital Accounts Payable, and thereafter CCS shall be released from any further obligation under this Section 7.22.

                           (b) Except as otherwise provided in Section 7.22(d),
                  CCS shall, on behalf of Rivendell Wichita Falls Psychiatric Center, Inc. and as its agent, (i) bill and attempt to collect payments for all Marketed Hospital Receivables, and (ii) make payment of all Marketed Hospital Accounts Payable, to the extent and only to the extent of moneys available to make such payment as provided in this Section 7.22, with all such billing, collecting, and payment to be done in the name of Rivendell Wichita Falls Psychiatric Center, Inc. Solely for the purpose of carrying out the billing, collecting and payment services hereunder and except as otherwise limited in
                  Section 7.22(d), CCS shall have full authority to receive, take possession of and endorse in the name of Rivendell Wichita Falls Psychiatric Center, Inc. any checks, drafts, notes, money orders, cash, insurance payments, and other instruments received in payment on behalf of Rivendell Wichita Falls Psychiatric Center, Inc. CCS shall maintain complete and accurate records of all fees, charges, billings and payments contemplated hereby. To the extent that Rivendell Wichita Falls Psychiatric Center, Inc. or any of its employees or agents receives funds for professional services relating to the Marketed Hospital after the Closing Date, such funds shall be paid to CCS for deposit in the Marketed Hospital Receivables Account. CCS


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                  may assume the genuineness of all Marketed Hospital Accounts
                  Payable, unless notified in writing to the contrary by Rivendell Wichita Falls Psychiatric Center, Inc. in a timely manner.

                           (c) CCS shall open a bank account over which it shall
                  have exclusive domain and control (the "Marketed Hospital Receivables Account") with a bank (the "Bank") mutually agreed upon by CCS and Rivendell Wichita Falls Psychiatric Center, Inc. and, except as provided otherwise in Section 7.22(d) , shall deposit therein all collections collected by CCS pursuant to this Section 7.22. On or before the fifteenth
                  (15th) day following the end of each calendar month, CCS is hereby expressly authorized to, and CCS shall disburse from the Marketed Hospital Receivables Account, all amounts owed by Rivendell Wichita Falls Psychiatric Center, Inc. for the preceding month to CCS in accordance with Section 7.22(e). CCS is authorized to apply all collections deposited in the Marketed Hospital Receivables Account, until exhausted, in the following order of priority: (i) first toward payment of any refunds relating to Marketed Hospital Receivables owed by Rivendell Wichita Falls Psychiatric Center, Inc.; (ii) second to the payment of Marketed Hospital Accounts Payable; (iii) third toward satisfaction of amounts owed to CCS pursuant to this Agreement; and (iv) fourth to the extent any collections remain in such account, to Rivendell Wichita Falls Psychiatric Center, Inc. The Marketed Hospital Receivables Account shall be used solely for depositing collections collected by CCS and disbursing such collections in accordance with this Agreement.

                           (d) CCS shall submit Marketed Hospital Receivables
                  which are claims for payment to Medicare and Medicaid in the name of Rivendell Wichita Falls Psychiatric Center, Inc. and on its behalf. All of the payments with respect to such claims shall be made by check (or electronic funds transfer) payable to Rivendell Wichita Falls Psychiatric Center, Inc. and shall be deposited into a bank account with a bank designated by Rivendell Wichita Falls Psychiatric Center, Inc. (the "Special Account Bank") under the exclusive domain and control of Rivendell Wichita Falls Psychiatric Center, Inc. (the "Marketed Hospital Medicare and Medicaid Receivables Account"). Rivendell Wichita Falls Psychiatric Center, Inc. shall, effective as of the Closing Date, direct the Special Account Bank in writing to transfer all amounts in the Marketed Hospital Medicare and Medicaid Receivables Account at the end of each business day of the Bank to the Marketed Hospital Receivables Account. Amounts deposited into the Marketed Hospital Receivables Account pursuant to this Section 7.22(d) shall be disbursed as provided in Section 7.22(c). Rivendell Wichita Falls Psychiatric Center, Inc. agrees that it will not take any actions that interfere



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                  with the transfer of funds from Marketed Hospital Medicare and
                  Medicaid Receivables Account to the Marketed Hospital Receivables Account as provided in this Section 7.22(d) nor will Rivendell Wichita Falls Psychiatric Center, Inc. or its agents remove, withdraw or authorize the removal or withdrawal of any funds from Marketed Hospital Medicare and Medicaid Receivables Account for any purpose except to accomplish the transfer of funds provided in this Section 7.22(d).

                           (e) CCS shall be entitled to a fee for performance
                  of its services pursuant to this Section 7.22 equal in amount to the fee which was paid by Rivendell Wichita Falls Psychiatric Center, Inc. to the Gulf Pines Hospital in accordance with current practices.

                           (f) Under no circumstances shall CCS be responsible
                  for the payment of any liabilities of the Marketed Hospital or Rivendell Wichita Falls Psychiatric Center, Inc. or otherwise except out of funds available in the accounts established pursuant to and in the manner contemplated by this Section
                  7.22. Seller hereby agrees to indemnify, defend and hold harmless CCS and each of CCS officers, directors, shareholders, agents and employees from and against any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments and awards, and costs and expenses (including reasonable attorneys' fees) arising directly or indirectly, in whole or in part, out of the obligations assumed by CCS pursuant to this Section 7.22, except any such claim, demand, loss, liability, action, lawsuit, proceeding, judgment, award, cost or expense directly attributable to the gross negligence or wilful misconduct of CCS."

ARTICLE 5.   PROVISIONS AND AMENDMENTS RELATING TO RIVENDELL OF HOUSTON

         5.1 The parties hereto waive any requirement with respect to the transfer of Houston Health Alliance, Inc. except that Vendell and each Vendell Subsidiary agree that, as soon as is reasonably practicable after the Closing Date, and in any event within 90 days after the Closing Date, they shall take all commercially reasonable actions necessary to transfer the membership interests of Houston Health Alliance, Inc. to CCS or its designated subsidiary or affiliate; provided, however, that no such transfer shall be required if such transfer would violate any applicable law. If the proposed transfer would violate applicable laws, the parties shall in good faith seek and negotiate to structure an alternative transaction that would provide the same economic effect and benefits to CCS.

         5.2 The parties hereto acknowledge that Vendell has agreed to remove an unlicensed underground storage tank at the facility operated by Rivendell Houston Psychiatric Center, Inc. The parties confirm that Vendell's agreement to such removal shall constitute a waiver of the



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failure of the requirement or representations that such underground storage tank is licensed as required by Law (but no other representation or warranty). With respect thereto,

         5.2.1 Article 7 of the Asset Purchase Agreement is amended by the adding thereto a new Section 7.23 as follows:

                  "7.23. Removal of Underground Storage Tanks. Seller agrees that it will, at its expense, in an expeditious fashion, and in a manner which does not interfere in any material respect with the operations of the Gulf Pines Hospital, (i) cause the underground storage tank located at the Gulf Pines Hospital to be removed, (ii) cause construction and installation of a 500 gallon above-ground storage tank, which shall be filled and tested in a reasonable manner and (iii) if there is or has been any release from or in connection with such underground storage tank or in connection with the activity undertaken pursuant to this Section 7.23, Seller shall promptly take all reasonably necessary and appropriate actions with respect thereto, including all required investigation and remediation. All activity pursuant to this Section 7.23 shall be undertaken in compliance with and to the extent required by applicable Laws, including the obtaining of all necessary approvals and permits. Seller also agrees that all notices and correspondence with respect to the foregoing will be furnished to CCS. The maximum expenditure that shall be required of Seller pursuant to Section 7.23(i) and (ii) shall be $12,548, which expenditure shall not be subject to, count against or impact in any way the $100,000 threshold amount or the $650,000 maximum amount set forth in Section 7.17(e). CCS agrees that it will cooperate with and take all reasonable actions to administer the contract entered into by Vendell for the removal and construction work contemplated by this Section 7.23 at no administrative cost to Vendell."

ARTICLE 6.   MISCELLANEOUS AMENDMENTS

         6.1 Section 1.84 of the Asset Purchase Agreement is amended by deleting such Section in its entirety and inserting in its place the following:

             "1.84. 'Vendell Subsidiaries' shall have the meaning given such term in the recitals hereto."

         6.2 Section 7.17(a) is amended by deleting the words "effective date" and inserting in their place the words "Closing Date."

         6.3 Section 9.2 of the Asset Purchase Agreement is amended by deleting
Section 9.2(f) in its entirety.



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



         6.4 The Asset Purchase Agreement is amended by deleting Schedules 1.58, 2.1(a), 2.1(b), 2.1(c), 2.1(d), 2.1(k), 2.2(d), 4.2, 4.4, 4.5, 4.8.4, 4.14(a),
4.16, 4.19(h) and 4.20 and inserting in their place, respectively, the Schedules 1.58, 2.1(a), 2.1(b), 2.1(c), 2.1(d), 2.1(k), 2.2(d), 4.2, 4.4, 4.5, 4.8.4,
4.14(a), 4.16, 4.19(h) and 4.20 attached hereto.

         6.5 Section 7.1 of the Asset Purchase Agreement shall be amended by adding the following to the end thereof:

               "The parties agree that the events referred to or actions taken or to be taken pursuant to the terms of this Second Amendment shall not be deemed to be breaches of any representations or warranties or violations of any covenants or conditions contained in the Asset Purchase Agreement, as amended herewith."

         6.6 All references to "Sellers" are deleted and the word "Seller" is inserted in its place.

ARTICLE 7.   MISCELLANEOUS

         7.1 Except as herein specifically provided, the Asset Purchase Agreement shall not be amended or modified in any respect whatsoever and shall stay in full force and effect in the form originally executed.

         7.2 This Amendment may be executed in counterparts, each of which, when executed, shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

         7.3 In the event of a conflict or inconsistency between the terms of this Amendment and the Asset Purchase Agreement in the form existing immediately prior to this Amendment, this Amendment shall control.



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


         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of June 2, 1997.


                               CHILDREN'S COMPREHENSIVE SERVICES, INC.


                               By:   /s/ William J Ballard
                                     ------------------------------------------
                                     William J Ballard, Chief Executive Officer



                               VENDELL HEALTHCARE, INC.
                               RIVENDELL OF ARKANSAS, INC.
                               RIVENDELL OF KENTUCKY, INC.
                               RIVENDELL OF MICHIGAN, INC.
                               RIVENDELL OF MONTANA, INC.
                               RIVENDELL OF BAY COUNTY, INC.
                               RIVENDELL OF UTAH, INC.
                               RIVENDELL HOUSTON PSYCHIATRIC CENTER, INC.
                               RIVENDELL WICHITA FALLS PSYCHIATRIC CENTER, INC. VENDELL MANAGEMENT COMPANY
                               ALTACARE OF ALABAMA, INC.
                               ALTACARE OF ARKANSAS, INC.
                               ALTACARE OF DELAWARE, INC.
                               ALTACARE OF FLORIDA, INC.
                               ALTACARE OF KENTUCKY, INC.
                               ALTACARE OF MICHIGAN, INC.
                               BEHAVIORAL CARE MANAGEMENT, INC.
                               EMERALD COAST ADVANTAGE, INC.
                               BEHAVIORAL HEALTH SERVICES OF MICHIGAN
                               VENDELL OF FLORIDA, INC.


                               By:    H. Neil Campbell
                                      -----------------------------------------
                                      H. Neil Campbell, Chief Executive Officer





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